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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

[iPCS LOGO]

Contact for iPCS:
Mark Spencer
Burson-Marsteller
312-596-3628

Contact for TCP:
Jim Rech
VP/Tower Development
978-921-4915

iPCS, INC., A PCS AFFILIATE OF SPRINT, TO SELL UP TO 92 TOWERS TO
TCP COMMUNICATIONS LLC

        SCHAUMBURG, IL, SEPTEMBER 8, 2004—iPCS Inc. (Pink Sheets: "IPCX"), the PCS Affiliate of Sprint that owns and operates the Sprint Nationwide PCS Network in 40 markets in four Midwestern states, today announced that iPCS Wireless, its wholly owned operating subsidiary, has reached an agreement to sell up to 92 communications towers to TCP Communications, LLC ("TCP").

        The towers, located principally in Michigan, Illinois, Iowa and Nebraska are priced individually and have an average sales price of approximately $180,000 per tower. A sale of all 92 towers would provide iPCS gross proceeds of approximately $16.5 million. The transaction is expected to close in several installments during calendar 2004 and is subject to exclusion of towers based on final due diligence and other closing conditions customary for transactions of this type. iPCS will lease space on the towers at rates and terms consistent with that of its existing leases.

        "We are very pleased to enter into this agreement with TCP Communications. These sales, together with the recent completion of our reorganization in July, will provide us additional liquidity and the appropriate capital structure as we look to grow the company in 2005 and beyond," said Timothy M. Yager, president and chief executive officer of iPCS. Paul McGinn, president and chief executive officer of TCP Communications, said that "the acquisition of these systems from iPCS represents an important part of our business strategy to geographically diversify our portfolio of communications towers and provides a strong base for continued expansion in the Midwestern states."

About iPCS, Inc.

        iPCS is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications, network products and services under the Sprint brand in 40 markets in Illinois, Michigan, Iowa and eastern Nebraska with approximately 7.8 million residents. The territory includes key markets such as Grand Rapids, Michigan, Champaign-Urbana and Springfield, Illinois, and the Quad Cities of Illinois and Iowa. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit our website at www.ipcswirelessinc.com.

About TCP Communications, LLC

        TCP Communications, LLC is a rapidly growing, privately held developer, owner and operator of cellular and PCS communications tower systems based in Boston, MA. Focused on the implementation of a broad national growth strategy, TCP Communications continues to seek acquisitions to expand its existing tower portfolio and to extend its network into targeted markets across the United States. For inquiries, please contact Jim Rech, vice president—Tower Development at 978-921-4915 or visit TCP Communications' website at www.tcpcommunications.com.

About Sprint

        Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about iPCS, the wireless industry, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results to differ include: the effect of fresh start accounting; the timing and ultimate completion of any tower sales; the effectiveness of a recent amendment to the Sprint affiliation agreements; the competitive nature of the wireless market; the potential of mergers and acquisitions or territory expansions; the potential to experience a high rate of customer turnover; our ability to predict future customer growth, as well as other key operating metrics; the competitiveness and impact of Sprint PCS pricing plans, products and services; the ability to successfully leverage 3G products and services; customer credit quality; the ability of Sprint PCS to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; and adequacy of bad debt and other reserves.

        For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from any forward-looking statements, please refer to iPCS' filings with the Securities and Exchange Commission (the "SEC"), especially in the "risk factors" sections of iPCS' Form S-1 and S-4 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

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  EXHIBIT 99.1
iPCS, INC., A PCS AFFILIATE OF SPRINT, TO SELL UP TO 92 TOWERS TO TCP COMMUNICATIONS LLC